Exhibit 19.1

Insider Trading and Market Manipulation Policy

Insider Trading

Overview

Members of the Firm occasionally come into possession of material, non-public information or “inside information”. Various laws, court decisions, and general ethical standards impose duties with respect to the use of this inside information.

The U.S Securities and Exchange Commission (the “SEC”) and other rules provide that any purchase or sale of a security of an issuer while “having awareness” of inside information regarding that issuer or certain related issuers is illegal regardless of whether the information was a motivating factor in making a trade.

Courts may attribute one employee’s knowledge of inside information to other employees that trade in the affected security, even if no actual communication of this knowledge occurred. Thus, by buying or selling a particular security in the normal course of business, Firm personnel other than those with actual knowledge of inside information could inadvertently subject the Firm to liability. However, the securities laws provide firms with an affirmative defense to such charges, and that defense depends upon the establishment and enforcement of policies and procedures reasonably designed to control the flow of inside information within the firm.

The risks in this area can be significantly reduced through the use of a combination of trading restrictions and temporary and permanent information barriers (“Information Barrier(s)”) designed to confine material non- public information to a given individual, group or department.

See the Reference Table below if you have any questions on this Policy or who to consult in certain situations.

What You Should Do If You Have Questions About Inside Information?

Topic	You Should Contact:

If you have a question about:

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This Policy in general
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Whether information is “material” or “non-public”
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If you have a question about whether you have received inside information on a Firm commingled fund (e.g. partnerships, trusts, mutual funds)
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Whether you have received material non-public information about a public company
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Obtaining deal-specific information (pre-clearance is required)
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Sitting on a Creditors’ Committee (preapproval is required)
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An Information Barrier
•
Section 13/16 issues
Any SVP or MD in the Legal Department
If you wish to serve on a Board of Directors, serve as an alternate on a Board, serve as a Board Observer or sit on a Creditors Committee (Pre-approval is required)	Administrator of the Code of Ethics
In the event of inadvertent or non-intentional disclosure of material non-public information	Any SVP or MD in the Legal Department

Policies and Procedures

Trading Prohibition

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No Access Person of the Firm, either for themselves or on behalf of clients or others, may buy or sell a security (i.e., stock, bonds, convertibles, options, warrants or derivatives tied to a company’s securities) while in possession of material, non-public information about the company or certain related companies1 (except as listed in Deal- Specific Information below).
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This applies in the case of both publicly traded and private companies.
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This means that you may not buy or sell such securities for yourself or anyone, including your spouse, domestic partner, relative, friend, or client and you may not recommend that anyone else buy or sell a security of a company on the basis of inside information regarding that company.

If you believe you have received oral or written material, non-public information, you should not discuss the information with anyone except an SVP or MD member in the Firm’s legal Department (“the Legal Department”) and should contact the Legal Department immediately. Do not discuss the information with your supervisor, department head or any other individual who is on your team.

Communication Prohibition

No Access Person may communicate material, non-public information about a company to others who have no official need to know, regardless of whether the company is on the Restricted List. This is known as “tipping,” which also is a violation of the insider trading laws, even if you as the “tipper” did not personally benefit.

Therefore, you should not discuss such information acquired on the job with your spouse, domestic partner or with friends, relatives, clients, or anyone else inside or outside of the Firm except on a need-to-know basis relative to your duties at the Firm.

Remember that TCW Funds, Inc., Metropolitan West Funds, TCW ETF Trust, each of their series, and any other proprietary and registered closed-end investment companies (including TPAY and TSI)), exchange-traded funds (ETFs) and open-end investment companies (mutual funds) advised (or sub-advised) by TAMCO, TIMCO, TABF, or MetWest, respectively (such closed-end investment companies, ETFs and mutual funds, collectively, the “TCW Registered Funds”) are publicly traded entities and you may be privy to material non-public information regarding those entities. Communicating such information in violation of the Firm’s policies is illegal.

The prohibition on sharing material, non-public information extends to affiliates such as the Carlyle and Nippon Life entities. Please refer to the policies and procedures describing the relevant information barrier to these entities.

Obligations with respect to the Material, Non-Public Information

If Firm personnel are presented with the opportunity to learn non-public information to assist in the analysis of any security or other instrument prior to signing any confidentiality letter, a definitive agreement pertaining to an investment, or any other agreement relating to the receipt of confidential information, such personnel must obtain the approval of the Legal Department prior to entering into any such confidentiality letter or agreement. Firm personnel may not knowingly accept any material, non-public information relating to a company prior to the Administrator of the Code of Ethics placing such issuer on the Restricted Securities List.

If Firm personnel obtain information about a company that may be material, non-public information, including, among other things, as a result of a contractual agreement, through an expert or expert network, or by virtue of a Firm representative or observer on a company’s board of directors or creditor’s committee, you must immediately notify the Administrator of the Code of Ethics of the information. If the Administrator of the Code of Ethics, in coordination with the Legal Department, determines that the information constitutes material, non- public information that might expose the Firm or any of its affiliates to liability for “insider trading,” the company to which the information relates and, in certain circumstances, related companies will generally be placed on the Restricted Securities List.

You may contact the Administrator of the Code of Ethics at extension 0467 or ace@tcw.com.

Trading in the Names of Companies on the Restricted List

When a company is placed on the Restricted Securities List, no member, employee, or other personnel of the Firm or certain of its affiliates (or any member of the family/household of such member, employee, or personnel) may trade in the securities or other instruments of the company, either for their own account or for the account of any TCW Client (as defined below), absent authorization from the Administrator of the Code of Ethics.

In addition, no member, employee, or other personnel of the Firm or certain of its affiliates (or any member of the family/household of such member, employee, or personnel) may recommend trading in such company, or otherwise disclose material, non-public information, to anyone other than the Administrator of the Code of Ethics, the Legal Department and personnel of the firm with whom such person is working on a matter to which such material, non-public information relates.

The Restricted Securities List must be checked before each Firm trade. If an order is not completed on one day, then the open order should be checked against the Restricted Securities List and approval must be obtained every day it is open beyond the approved period that was given (e.g., the waiver you received was for a specific period, such as one day).

Does TCW Monitor Trading Activities?

Yes, TCW monitors trading activities through one or more of the following:

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Conducts reviews of trading in public securities listed on the Restricted Securities List.
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Surveys client account transactions that may violate laws against insider trading and, when necessary, investigates such trades.
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Conducts monitoring of the Information Barriers.
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Reviews personal securities trading to identify insider trading, other violations of the law or violations of the Firm’s policies.
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Obtains securities holding and transaction reports as required by SEC rules and regulations.

Maintenance of Restricted List

The Administrator of the Code of Ethics maintains the Restricted Securities List, which is a highly confidential list of companies that includes any company (i) about which the Firm or any of its personnel may possess material non-public information and (ii) the Administrator of the Code of Ethics, in coordination with the Legal Department, deems appropriate to be added to the Restricted Securities List because, for example, trading in such company’s securities may involve potential conflicts of interest.

The Administrator of the Code of Ethics distributes the Restricted Securities List as necessary. The Administrator of the Code of Ethics also updates an annotated copy of the list and maintains the history of each item that has been deleted. This annotated Restricted Securities List is available to the General Counsel and the Chief Compliance Officer, as well as any additional persons, which either of them may approve. The identity of companies included on the Restricted Securities List, as well as information about those companies, must not be discussed with persons outside the Firm without the prior consent of the Administrator of the Code of Ethics.

The Restricted Securities List restricts issuers (i.e., companies) and not just specific securities issued by the issuer. The list of ticker symbols on the Restricted Securities List should not be considered the complete list – the key is that you are restricted as to the company or a derivative that is tied to the company. This is of particular importance to the strategies which may invest in securities listed on foreign exchanges.

Exceptions

The Administrator of the Code of Ethics, in coordination with the Legal Department, may grant limited exceptions to the policies and procedures discussed herein on a case by case basis. One such exception is as follows:

For a TCW Registered Fund that is a passive broad-based index fund designed to track a particular broad-based index, when transacting in securities on such index that the fund is designed to track, personnel are exempt from the requirement to check the Restricted Securities List prior to trading in such securities, and transactions in such securities will not be restricted. However, this exception is limited to transactions in securities on the index that the TCW Registered Fund is designed to track and personnel must reference the Restricted Securities List when trading in securities outside of the index on behalf of TCW Registered Funds, and such transactions will generally be restricted.

Documentation of such requested exceptions and approvals shall be maintained by the

Administrator of the Code of Ethics.

Removal of Issuers from the Restricted List

Issuers are removed from the Restricted Securities List by the Administrator of the Code of Ethics in his or her discretion, but in any event after receipt of written confirmation from the responsible Firm personnel that such persons are no longer in possession of non-public information pertaining to such issuer. The Administrator of the Code of Ethics may, in his or her discretion, impose “cooling off” periods following such confirmation prior to removing an issuer from the Restricted Securities List.

What is Material Information?

Information (whether positive or negative) is material:

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When there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision and/or
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When it could reasonably be expected to have an effect on the price of a company’s securities.
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The information need not be so important that it would have changed the investor’s decision to buy or sell a security.

Some examples of Material Information are:

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Earnings results, changes in previously released earnings estimates, liquidity problems, dividend changes, defaults;
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Projections, major capital investment plans;
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Significant labor disputes or supply chain disruptions;
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Significant merger, tender offers, secondary offerings, rights offerings, spin-off, joint venture, stock buy backs, stock splits or acquisition proposals or agreements;
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New product releases, services, contracts, price changes, schedule changes;
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Significant accounting changes, credit rating changes, write-offs or charges;
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Major technological discoveries, breakthroughs or failures;
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Major contract awards or cancellations, significant regulatory developments (e.g. FDA approvals);
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Other events or circumstances affecting the market for a company’s securities;
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Governmental investigations, major litigation or disposition of significant investigation or litigation matters; or
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Significant management developments or changes.

This list is not exhaustive and no clear or “bright line” definition of what is material exists. Due to this, assessments sometimes require a fact- specific inquiry. If you have questions about whether information is material, direct the questions to the Legal Department.

What is Non-Public Information?

Non-public information is information that:

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Has not been disseminated broadly to investors in the marketplace, such as a press release or publication in The Wall Street Journal or other generally circulated publication; or
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Has not become available to the general public through a public filing with the SEC or some other governmental agency, Bloomberg, or release by Standard & Poor’s or Reuters; and

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The market as a whole has not had adequate time to respond to the information.

What Tippee Liability?

Firm personnel must be wary of material, non-public information disclosed in breach of a corporate insider’s duty of trust or confidence that the corporate insider may owe to his or her corporation and/or such corporation’s shareholders. Even when there is no expectation of confidentiality, Firm personnel may become an “insider” upon receiving material, non-public information in circumstances in which a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” depends on whether the corporate insider expects to benefit include, for example, a reputational benefit or an expectation of a “quid pro quo.” It is also possible for a person to become an “insider” or “tippee” upon obtaining material, non-public information inadvertently, including information derived from social situations, business gatherings, overheard conversations, and misplaced documents. It should be assumed that a duty of trust or confidence exists whenever:

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A confidentiality agreement is entered into;
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An oral agreement is made or a reasonable expectation exists based on the manner in which the information was transmitted that you will maintain the information as confidential; or
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There is a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential.

There is a presumed duty of trust and confidence when a person receives material non-public information from his or her spouse, parent, child, or sibling.

Examples of How TCW Personnel Could Obtain Inside Information and What You Should Do In These Cases

Examples of how a person could come into possession of inside information include: Board of Directors Seats or Observation Rights

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Most public companies have restrictions on trading by Board members except during trading window periods.
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Anyone who wishes to serve on a Board of Directors or as a Board Observer must obtain pre-approval in StarCompliance by submitting an Outside Business Activity request. The Administrator of the Code of Ethics will then coordinate the approval process.
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If approval is granted, the Administrator of the Code of Ethics will notify the Legal Department so that the Firm can implement the appropriate safeguards and restrictions, such as placing the issuer on the Firm’s restricted securities list (the “Restricted Securities List”). Please see the information Barrier Policy located in the Portfolio Management Policy for further details.

Portfolio Managers:

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Sitting on Boards of public companies in connection with an equity or fixed income position that they manage;
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Having the intent to control or work with others to attempt to influence or control a company; or
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Working with expert network consultants who were recent employees of a company involving a major transaction.

The Legal Department should be consulted in these situations.

Deal-Specific Information

Employees may receive inside information regarding transactions in securities that are not publicly traded for legitimate purposes such as:

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In the context of a direct investment, secondary transaction or participation in a transaction for a client account;
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In the context of forming a confidential relationship; or
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Receiving “private” information through on-line services such as FinDox.

This “deal-specific information” may be used by the department to which it was given for the purpose for which it was given. This type of situation typically arises in:

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mezzanine financings,
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loan participations, bank debt financings (e.g., when the Firm chooses to go “private” when trading in bank loans through the Loan Syndication and Trading Association process),
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venture capital financing,
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purchases of distressed securities,
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oil and gas investments, and
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purchases of substantial blocks of stock from insiders.

Remember that even if the transaction for which the deal-specific information is received involves securities that are not publicly traded, the issuer may have other classes of traded securities and/or the deal-specific information may impact a security-based swap, and the receipt of inside information can affect the ability of other product groups at the Firm to trade in those securities.

If you are to receive any deal-specific information or potentially material, non-public information on a company (whether domestic or foreign), contact the Legal Department, who then will implement the appropriate safeguards and restrictions, such as placing the issuer on the Restricted Securities List.

Participation in Rapid Fire Capital Infusions

Overview

From time to time, public companies may seek rapid-fire capital infusions of capital from institutional investors. In the past, these have involved investment banks contacting potential investors, often over the weekends, on a pre-announcement basis.

What Should You Do?

If you work with marketable security strategies and you receive a call to participate in an offering before it is publicly announced, please contact the Legal Department, the Firm’s general counsel (the “General Counsel”) or the Firm’s chief compliance officer (the “Chief Compliance Officer”). Do not ask the name of the company that is the subject of the financing or agree to any confidentiality or standstill agreements. Otherwise, you may restrict trading in your and other portfolios and the Firm. Your email should include the contact information for the person who contacted you.

What Are The Ramifications For Participating In A Rapid Fire Capital Infusion?

Historically, the Firm’s marketable securities strategies have not received material non-public information and have relied solely on public information. Some of the ramifications of your participating in a rapid fire capital infusion are:

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Your accounts will be restricted for the company in question as soon as you learn about the name of the company, even if you decide not to participate. There is no ability to preview the names because just knowing about the potential transaction is in itself material non-public information.
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A restriction in a name could last for a period of time and that period cannot be predicted in advance. In many cases, it may be a fairly short period (a week or so).
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You will need to be available or designate someone in your portfolio management group to be fully available at night and possibly over the weekend to consider the transaction(s).

If your group decides to participate in the offering, the Legal Department will work with your group to implement appropriate Information Barrier procedures with the goal of ensuring that others at the Firm who do not have the information will not be frozen in their trading securities of the issuer. The shares of the company at issue will be restricted in accounts managed by your group and possibly others at the Firm until after the terms of the financing (or other material non-public information) are publicly announced.

Creditors’ Committees

Members of the Firm may be asked to participate on a Creditors’ Committee which is given access to inside information. Since this could affect the Firm’s ability to trade in securities in the company, before agreeing to sit on any Creditors’ Committee, contact the Administrator of the Code of Ethics who will obtain any necessary approvals and notify the Legal Department so that the appropriate safeguards and restrictions, such as placing the issuer on the Restricted Securities List, can be made.2

Information about TCW Products

Employees could come into possession of inside information about the Firm’s limited partnerships, trusts, ETFs, and mutual funds that is not generally known to their investors or the public. The following could be considered inside information:

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Plans with respect to dividends, closing down a fund or changes in portfolio management personnel
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A large-scale buying or selling program or a sudden shift in allocation that was not generally known

Disclosing holdings of the TCW Registered Funds on a selective basis could also be viewed as an improper disclosure of non-public information and should not be done. The Firm currently discloses holdings of the TCW Registered Funds to the general public and investors through tcw.com on a monthly basis. This disclosure may occur on or prior to the 15th calendar day following the end of that month (or, if the 15th calendar day is not a business day, the next business day thereafter). Disclosure of these funds’ holdings at other times, where a general disclosure has not yet been made through tcw.com, requires special confidentiality procedures and must be pre-cleared with the Legal Department (See the Marketing and Communications Policy for further information concerning portfolio holdings disclosure).

In the event of inadvertent or unintentional disclosure of material non-public information, the person making the disclosure should immediately contact the Legal Department or General Counsel. The Legal Department should notify the Administrator of the Code of Ethics of this type of inside information so that appropriate restrictions can be put in place.

“Big Boy” Letters

“Big Boy” letters are agreements between investors which address the frequent reality that, as experienced and sophisticated traders, one party to a transaction (usually the seller) has access to non-public information while the other does not, and yet both parties still want to proceed with the sale. In practice, such agreements take a variety of forms and terms vary. Most involve a representation by the buyer in a securities transaction that (a) the buyer is a sophisticated investor, (b) the buyer understands that the seller may possess material non-public information that will not be disclosed to the buyer, and (c) the buyer effectively waives any claim it may have under the federal securities laws, including Section 10(b) or Rule 10b-5 of the Exchange Act. No Firm personnel may effect a purchase or sale of an issuer’s securities in reliance on a so-called “Big Boy” letter when that issuer appears on the Restricted Securities List, unless he or she obtains prior approval to do so from the Legal Department. The Legal Department must review the proposed terms and conditions of any “Big Boy” letter prior to its execution.

Contacts with Public Companies

Contacts with public companies are an important part of the Firm’s research efforts coupled with publicly available information. Difficult legal issues arise when an employee becomes aware of material, non-public information through a company contact. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results, or if an investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment regarding its further trading conduct.

If an issue arises in this area, a research analyst’s notes could become subject to scrutiny. Research analyst’s notes have become increasingly the target of plaintiffs’ attorneys in securities class actions.

The SEC has declared publicly that they will take strict action against what they see as “selective disclosures” by corporate insiders to securities analysts, even when the corporate insider was getting no personal benefit and was trying to correct market misinformation. Analysts and portfolio managers who have private discussions with management of a company should be clear about whether they desire to obtain inside information and become restricted or not receive such information.

If an analyst or portfolio manager receives what he or she believes is inside information and if you feel you received it in violation of a corporate insider’s fiduciary duty or for his or her personal benefit, you should not trade and should discuss the situation with the Legal Department.

Value-Added Investors

TCW Private Funds may accept investments from so-called “value-added” investors. Although the term value- added investor is not defined in the Investment Advisers Act of 1940, as amended, or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the amount of their commitment. Examples of such investors may include, without limitation, executive-level officers or directors of a company or personnel who are affiliated with other investment advisers and/or private funds.

Due to the nature of their position, such investors may possess material nonpublic information. Therefore, employees of the Firm should always remain alert to the possibility that they could inadvertently come into possession of material, non-public information when communicating with such investors. Firm personnel should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor.

If there is any question as to whether information received from an investor could be material, non-public information, you are expected discuss it with the Legal Department immediately, and otherwise to act in accordance with the procedures in this Policy.

Expert Networks

The Firm may, from time to time, execute agreements with companies that provide access to a group of professionals, specialized information or research services (“Expert Networks”). In such circumstances, Expert Networks are engaged to provide authorized TCW employees with information that may be helpful in TCW understanding an industry, legislative initiatives, and many other important topical areas. However, TCW is mindful of the fact that Expert Networks present significant legal, compliance and regulatory risks concerning the receipt and transmission of materially non-public information.

Given this inherent risk, TCW requires that, in addition to the requisite approval from our vendor management team, the compliance policies of each Expert Network are reviewed and approved by the Firm’s compliance department (the “Compliance Department”) prior to entering into an agreement for services. In the course of the review, the Compliance Department may rely on certifications and affirmations made by the Expert Networks as to the underlying processes. Furthermore, the Firm requires that each employee who wishes to participate in an Expert Network read and confirm their understanding of the Firm Expert Network Guidelines, as well as complete an Insider Trading training module to ensure that they understand the Firm policies regarding material non-public information and insider trading. A TCW employee that participates in a meeting with an Expert Network, regardless of the medium through which the meeting is conducted (i.e. phone, video call, or any other means by which such meeting may occur), should be assigned the task of creating notes during or contemporaneously with the meeting (“Notes”). These Notes should be delivered to the Compliance Department within seven (7) days of the meeting. In conjunction with the appropriate departments, the Compliance Department will maintain a log of all Expert Network calls.

The Compliance Department may chaperone Expert Network calls on a sampling basis, or periodically sample and conduct a review of calls by inspecting the Notes, and/or any written or audio recording of the call that may be available. If, based upon this review, the Compliance Department determines that material non-public information may have been disclosed during a call, they will immediately notify the General Counsel and the Chief Compliance Officer. A review to determine if material non-public information was received, and any actions to be taken, will be conducted in accordance with TCW’s policies and procedures regarding material non-public information. Additionally, the Compliance Department will sample personal trading activity by employees in the securities of publicly traded companies in similar industries as those discussed during the calls.

Market Manipulation

Overview

It is essential that no personnel of the Firm engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market, as discussed below, is a violation of the federal securities laws and of the Firm’s policies and standards of conduct.

Policies and Procedures

Firm personnel may not engage in any deceptive practice intended to manipulate the market in an issuer’s publicly traded securities. Examples of such practices are provided below under “Legal Background.”

Legal Background

The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors by artificially controlling or affecting the price of a security traded in such marketplace. For example, manipulation may involve efforts to stimulate artificially the public demand for a stock or to create the false appearance of actual trading activity. Practices that may be intended to mislead investors by artificially affecting market activity and thus may constitute manipulative acts include, but are not limited to:

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portfolio pumping or painting the tape (submitting orders to purchase securities held by a TCW Registered Fund or other TCW client (each, a “TCW Client”) near the close of trading on the last day of a period for which the TCW Client’s performance will be reported (e.g., quarter-end));
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window dressing (adding or eliminating securities holdings of a TCW Client on or around the date for which the TCW Client’s holdings will be reported solely in order to make the TCW Client’s holdings appear more favorable to the TCW Client’s investors (e.g., by eliminating a poorly performing holding or acquiring a security that has performed well));
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marking the close (executing securities transactions at or near the close with a purpose of inflating the day’s price);
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wash sales (selling a security at a loss and purchasing the same or a substantially similar security soon afterwards);
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front running (transacting in a security for one’s own account while taking advantage of advance knowledge of a TCW Client’s pending transactions);
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spreading rumors that can impact the market;
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disseminating false information into the marketplace that could reasonably be expected to cause the price of a security to increase or decrease;
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matched orders (buying a security with a low turnover and subsequently placing contemporaneous buy and sell orders for the security for substantially the same number of securities at substantially the same time and at substantially the same price, with the aim of conveying an appearance of renewed interest in the security);
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runs (also known as pumping and dumping);
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corners (obtaining sufficient control of a particular security or other asset in an attempt to manipulate the market price); and
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abusive squeezes (control of a large and dominating security position in a market in order deliberately to increase the price of the security).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of stock for investment purposes and incidentally affecting the price is unlawful. It is permissible for trading to have a corollary effect upon the price of a security as an ancillary consequence of buying or selling that security, so long as the investor’s purpose is not to create an artificial impression about the demand for, or supply of, the security. Further, certain of the practices described above may in certain instances be made in connection with legitimate business purposes and in such instances would not constitute market manipulation. Firm personnel with any questions whether any transaction may constitute market manipulation should contact the Legal Department immediately.

The SEC and the federal courts have emphasized that manipulation, in essence, interferes with the free forces of supply and demand, and, thus, the integrity of the market. As the SEC stated in a 1977 case:

Investors and prospective investors… are… entitled to assume that the prices that they pay and receive are determined by the unimpeded interaction of real supply and demand so that those prices are the collective marketplace judgments that they purport to be. Manipulations frustrate these expectations. They substitute fiction for fact…. The vice is that the market has been distorted and made into a stage-managed performance.

The most cited anti-manipulative provisions of the federal securities laws are Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder. Section 10(b) makes it unlawful to use or employ, in connection with the purchase or sale of any security, any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the SEC may prescribe. The various rules promulgated by the SEC under Section 10(b) define specific activities as manipulative or deceptive acts or practices. Rule 10b-5, however, sometimes referred toas the “anti-manipulation” rule, sets forth the general prohibition on fraudulent, deceptive or manipulative devices. The prohibitions against manipulative and deceptive acts under Section 10(b) and Rule 10b-5 apply to all securities, not just those registered on a national stock exchange. The SEC and the federal courts have established that pure manipulation – that is, merely undertaking acts to raise or lower the price of a security – constitutes a “manipulative or deceptive device” and a “scheme to defraud.”

Section 17(a) of the Securities Act of 1933, as amended, is also a general antifraud provision and applies to manipulation in the over-the-counter market. Section 17(a) proscribes material misrepresentations or omissions, any scheme, device or artifice to defraud, or any fraudulent or deceitful transaction, practice or course of business, in the offer or sale of securities.

Section 9(a) of the Exchange Act specifically prohibits various manipulative practices. For example, Section 9(a)(1) prohibits the use of “wash sales” and “matched orders” for the purpose of creating a false or misleading appearance of active trading in any security registered on a national exchange. Section 9(a)(2) prohibits manipulation of prices by any person, acting alone or with others, who for the purpose of inducing others to buy or sell a particular security, effects a series of transactions in the security which creates actual or apparent active trading in the security or causes a rise or decline in the price of the security. Section 9(a)(3) prevents brokers, dealers and others from circulating or disseminating information about a security to the effect that the price of the security will or is likely to rise or fall for the purpose of raising or lowering the price of the security.

Rule 9j-1 under the Exchange Act prohibits fraud, manipulation, or deception in connection with transacting in security-based swaps. Examples of such prohibited conduct may include:

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a credit default swap (“CDS”) buyer working with a CDS reference entity (i.e., the issuer or group of issuers of whose default triggers payment on the CDS) to create an artificial, technical or temporary failure-to-pay event in order to trigger a payment on the CDS;
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causing a CDS reference entity to issue a below-market debt instrument in order to artificially increase the auction settlement price for the CDS;
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endeavoring to influence the timing of a credit event to either ensure or avoid payment on a CDS;
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restructuring CDS reference entities to eliminate or reduce the likelihood of a credit event; or
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taking actions to increase (or decrease) the supply of deliverable obligations with respect to a CDS, thereby increasing (or decreasing) the likelihood of a credit event and the cost of CDS.
•
Engaging in wash trades to artificially inflate the price of an equity security in order to benefit from the manipulated price by way of an existing total return swap (“TRS”) position.

Rule 10b-21 under the Exchange Act makes it unlawful to submit an order to sell a security if the person submitting the order deceives a broker-dealer, a participant of a registered clearing agency or a purchaser regarding his or her intention or ability to deliver the security by the settlement date and to then fail to deliver the security by the settlement date. Among other things, Rule 10b-21 targets short sellers who deceive broker-dealers about their source of borrowable shares for purposes of complying with the “locate” requirement of Rule 203(b)(1) of Regulation SHO. Rule 10b-21 also applies to sellers who misrepresent to their broker- dealers that they own the shares being sold.